Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $20.7 million, or $3.04 per Diluted Share, in 2019
Year Highlighted by Improving Credit Quality and Loan and Deposit Growth

ANCHORAGE, Alaska - January 27, 2020 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $20.7 million, or $3.04 per diluted share, for 2019 and $4.6 million, or $0.69 per diluted share, for the fourth quarter of 2019. Improved asset quality, including net loan recoveries for the year, higher production in the mortgage banking division, and loan and deposit growth in the community banking franchise contributed to record profitability.

“We expanded our market presence in 2019, with investments in new branches and employees, contributing to our success in growing both loans and deposits,” said Joe Schierhorn, President and CEO. “The decrease in mortgage loan rates in the second half of 2019 helped to increase demand for home purchase and refinance loans in our Alaska markets.”

Net income for the full year 2019 increased 3% to a record $20.7 million, or $3.04 per diluted share, compared to $20.0 million, or $2.86 per diluted share, in the full year 2018. Improving loan portfolio quality and net recoveries provided for a $1.2 million benefit to the loan loss provisions in 2019 compared to a benefit of $500,000 in 2018. Operating results include increased operating expenses with total operating expenses for 2019 of $77.1 million for the year, up from $69.8 million in 2018, primarily due to increased salaries and employee benefit costs, higher occupancy expenses and increased costs for data processing. Northrim continues to make investments in technology, and recruiting and retaining business talent, which we believe supports its ability to generate growth in both loans and deposits.

Fourth Quarter 2019 Highlights:

•	Total revenue, which includes net interest income plus other operating income, increased 9% to $101.8 million in 2019, compared to $93.4 million in 2018.

•
For the fourth quarter of 2019, total revenue increased 10% to $26.1 million, compared to $23.9 million in the fourth quarter a year ago, and decreased slightly compared to $26.8 million in the preceding quarter.

◦	Community Banking provided 75% of total revenues and 79% of earnings in the fourth quarter of 2019.

◦	Home Mortgage Lending provided 25% of total revenues and 21% of fourth quarter earnings.

•	Net interest income in 2019 increased 5% to $64.4 million, from $61.2 million in 2018.

•
Net interest income in the fourth quarter of 2019 increased to $16.4 million from $16.1 million in the fourth quarter a year ago, reflecting growth in cash balances, portfolio loans and investment securities.

•	Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.70% for the year, a 10-basis point increase compared to 2018.

•	NIMTE* was 4.52% in the fourth quarter of 2019, a 24-basis point contraction compared to the fourth quarter a year ago, and a 13-basis point contraction compared to the preceding quarter.

•	For the year, return on average assets was 1.33% and return on average equity was 9.92%, compared to return on average assets of 1.34% and return on average equity of 9.95% in 2018.

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•
For the fourth quarter of 2019, return on average assets was 1.11% and return on average equity was 8.74%, compared to return on average assets of 1.27% and return on average equity of 9.30% in the fourth quarter of 2018.

•	Total deposits increased 12% to $1.37 billion at year-end, compared to $1.23 billion a year earlier.

•	The fourth quarter 2019 benefit for loan losses was $150,000, compared to a benefit of $2.1 million in the preceding quarter and a benefit of $200,000 in the fourth quarter a year ago.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total assets	$1,643,996	$1,616,631	$1,552,770	$1,520,051	$1,502,988
Total portfolio loans	$1,043,371	$1,036,547	$1,015,704	$982,341	$984,346
Average portfolio loans	$1,027,728	$1,020,186	$1,003,019	$988,920	$981,407
Total deposits	$1,372,351	$1,351,029	$1,288,178	$1,228,018	$1,228,088
Average deposits	$1,361,786	$1,307,795	$1,239,354	$1,194,512	$1,233,479
Total shareholders' equity	$207,117	$204,039	$206,338	$208,838	$205,947
Net income	$4,580	$7,538	$4,261	$4,312	$4,848
Diluted earnings per share	$0.69	$1.11	$0.62	$0.62	$0.69
Return on average assets	1.11%	1.90%	1.12%	1.18%	1.27%
Return on average shareholders' equity	8.74%	14.45%	8.13%	8.36%	9.30%
NIM	4.48%	4.60%	4.71%	4.83%	4.71%
NIMTE*	4.52%	4.65%	4.77%	4.89%	4.76%
Efficiency ratio	78.79%	72.01%	77.58%	73.23%	76.64%
Total shareholders' equity/total assets	12.60%	12.62%	13.29%	13.74%	13.70%
Tangible common equity/tangible assets*	11.73%	11.74%	12.38%	12.81%	12.76%
Book value per share	$31.58	$31.20	$30.66	$30.36	$29.92
Tangible book value per share*	$29.12	$28.74	$28.27	$28.01	$27.57
Dividends per share	$0.33	$0.33	$0.30	$0.30	$0.27

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 11.)

After three consecutive years of a mild recession, the Alaska economy began to show a positive change in the fourth quarter of 2018, with improvements continuing throughout 2019. The State Department of Labor reported growth of 1,100 jobs in November of 2019 compared to November of 2018. This is an increase of 0.3% year-over-year. October of 2018 was the first month of year-over-year increase in employment since September of 2015. After 37 months of year-over-year declines, Alaska now has 14 consecutive months of year-over-year job increases.

Oil and Gas has led the growth with an increase of 400 jobs compared to November of 2018, an improvement of 4.3%. The Construction industry has grown by 200 jobs or 1.3% during the same 12 month period. Tourism helped boost Leisure & Hospitality employment by 300 jobs or 1%. Health Care added 300 jobs, a growth of 0.8% through November. Federal Government jobs grew by 100 or 0.7%.

The largest decline was -600 State government jobs, a decrease of 2.5% in response to budget cuts. The other two major sectors to shrink were Retail, down 200 jobs or -0.6% and Information Services down 100 jobs or -1.8%.

Alaska’s seasonally adjusted gross state product ("GSP") was $55.5 billion in the second quarter of 2019, according to the Federal Bureau of Economic Analysis ("FBEA") in a report released on November 7, 2019. Alaska’s GSP

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increased 1.8% annualized in the first quarter of 2019 and 4.1% in the second quarter primarily due to oil and gas. Alaska’s real GSP increased by 0.7% in 2018.

Alaska’s personal income grew 2.3% annualized in the third quarter of 2019 according to a report released on December 18, 2019 by the FBEA. Total income from all sources in Alaska grew from $44.2 billion at the end of the 3rd quarter 2018 to $45.6 billion in the 3rd quarter of 2019. The 3.4% increase year-over-year was mostly driven by an improvement in wages. Personal income from wages rose $274 million in the third quarter alone in 2019.

“We have seen gains in personal income in Alaska over the last year,” stated Mark Edwards, EVP Chief Credit Officer and Bank Economist. “Job growth has been led by the oil and gas sector, which has the highest average wages in the state. These improvements, coupled with billions of dollars in exploration and production activity in new and existing fields, have helped create momentum in the economy and lifted the state out of a mild, but long, recession.” Mr. Edwards added, “Record years in tourism activity have further stimulated the economy with increasing cruise ship visitors and infrastructure investment. Visitor industries and the ever-expanding health care system have helped offset the state government job losses stemming from an effort to balance the state budget.”

Alaska North Slope crude oil prices have stabilized in a higher price range between approximately $60 and $80 in 2018 and 2019. This has helped increase industry investment and employment after a difficult period of prices averaging between approximately $30 and $60 from 2015 to 2017. The most recent monthly average was $66.98 in December of 2019.

Alaska’s crude oil production averaged 511,800 barrels per day ("bpd") in fiscal year ("FY") 2019. This was a decrease of 4.2% compared to the previous year end. Total output declined 1.2% to 534,000 bpd in FY 2018. The State Department of Revenue forecasts production on the North Slope to decline by 0.6% in FY 2020.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.71% at the end of the third quarter of 2019. The comparable national average rate was 0.84% for the same time period 2019. The national rate continues to improve, while the Alaska rate remains relatively lower. The survey also reported that the percentage of delinquent mortgage loans in Alaska was 3.16% for the third quarter of 2019. The comparable delinquency rate for the entire country was higher at 4.09%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2019, Northrim generated a return on average assets ("ROAA") of 1.11% and a return on average equity ("ROAE") of 8.74%, compared to 1.90% and 14.45%, respectively, in the third quarter of 2019 and 1.27% and 9.30%, respectively, in the fourth quarter a year ago.

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Net Interest Income/Net Interest Margin

Net interest income grew 2% to $16.4 million in the fourth quarter of 2019 compared to $16.1 million in the fourth quarter of 2018 and increased modestly compared to $16.3 million in the third quarter of 2019. For the year, net interest income increased 5% to $64.4 million from $61.2 million in 2018. Interest income benefited from the growth in the loan portfolio which more than offset the increased cost of interest-bearing deposits and borrowings in both the fourth quarter and full year 2019, compared to the year ago periods.

NIMTE* was 4.52% in the fourth quarter of 2019 compared to 4.65% in the preceding quarter and 4.76% in the fourth quarter a year ago. While the NIMTE* contracted during the fourth quarter of 2019, it remains above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20191.

The yield on interest earning assets in the fourth quarter of 2019 was 4.97%, down 11 basis points from both the third quarter of 2019 and the fourth quarter a year ago. The cost of funds increased in the fourth quarter of 2019 to 70 basis points, up 2 basis points from the preceding quarter and up 20 basis points compared to the fourth quarter a year ago.

“We continue to have a favorable cost of funds, which has helped to sustain our net interest margin during this challenging interest rate environment,” said Jed Ballard, Chief Financial Officer. “The growth in both interest-bearing and non-interest-bearing demand deposits continues to support our NIM.”

Provision for Loan Losses

Northrim recorded a benefit for loan losses of $150,000 in the fourth quarter of 2019. This compares to a benefit for loan losses of $2.1 million in the third quarter of 2019 and a benefit for loan losses of $200,000 in the fourth quarter of 2018. “We recorded a benefit for loan losses in the fourth quarter due to improved credit quality, including net loan recoveries of approximately $100,000,” said Ballard.

Nonperforming loans, net of government guarantees, improved during the quarter to $14.0 million at December 31, 2019, compared to $15.5 million at September 30, 2019, and $14.7 million at December 31, 2018. The allowance for loan losses was 137% of nonperforming loans, net of government guarantees at December 31, 2019.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $9.7 million, or 37% of total fourth quarter 2019 revenues, as compared to $10.5 million, or 39% of revenues in the third quarter of 2019, and $7.7 million, or 32% of revenues in the fourth quarter of 2018. For the year, other operating income totaled $37.3 million, or 37% of revenues, compared to $32.2 million, or 34% of revenues in 2018. The primary drivers of changes in other operating income are increases in mortgage banking income as a result of lower interest rates, gains or losses from the fair value changes of marketable equity securities, and income from interest rate swaps. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $129,000 in the fourth quarter of 2019, compared to a $490,000 decrease in the fourth quarter of 2018 and increased other income by $911,000 for the year, compared to a decrease of $625,000 in 2018. Additionally, $230,000 in interest rate swap income was earned in the fourth quarter, and $964,000 for the year of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations. These figures compare to interest rate swap income of $14,000 and $84,000 for the fourth quarter and full year in 2018, respectively.

1As of September 30, 2019, the SNL Small Cap US Bank Index tracked 124 banks with total common market capitalization between $250 million and $1 billion with an average for NIMTE* of 3.47%.

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Other Operating Expenses

Operating expenses were $20.6 million in the fourth quarter of 2019, compared to $19.3 million in the third quarter of 2019, and $18.3 million in the fourth quarter of 2018. For the full year 2019, operating expenses were $76.8 million, up from $69.8 million in 2018. “Higher overhead costs reflect our successful execution of our growth plan, including the addition of two new branch locations, and our ability to recruit and retain experienced, talented bankers in the Alaska markets that we serve,” said Schierhorn. Factors impacting other operating expenses include costs associated with the new branch location in East Anchorage, which opened in the fourth quarter of 2018, and the new branch in Soldotna on the Kenai Peninsula, which opened in the second quarter of 2019, higher compensation costs for the mortgage banking operations due to increased loan originations, increased data processing and banking technology costs, and higher salaries and personnel expense due to an increased profit sharing expense and higher medical costs.

Other operating expense in the fourth quarter of 2019 includes $468,000 in compensation expense for acquisition payments related to Residential Mortgage Holding Company, LCC, the parent company of Residential Mortgage, LLC (collectively "RML"). The fourth quarter of 2019 marks the end of the five-year period following the acquisition of RML during which Northrim was required to make additional payments to the former owners of RML when profitability hit certain targets. There was no compensation expense for RML acquisition payments in 2018 due to RML not hitting the profitability targets. Per the terms of the purchase agreement, no further payments are scheduled, and therefore no additional expense for acquisition payments will be recorded in the future.

Income Tax Provision

For the fourth quarter of 2019, Northrim recorded $1.1 million in state and federal income tax expense for an effective tax rate of 19.4% compared to $907,000, or 15.8% in the fourth quarter a year ago. For the full year of 2019, Northrim recorded $5.4 million in state and federal income tax expense, for an effective tax rate of 20.8% compared to $4.1 million and 16.9%, respectively, in 2018. The tax rate increased in both periods in 2019 primarily due to less tax-exempt income and fewer estimated tax credits from low income housing project investments as a percentage of pre-tax income in 2019 as compared to 2018.

Community Banking

“The two recent branch additions are already contributing to our community banking operating results, and we will continue to look for other opportunities within our Alaska footprint,” said Schierhorn. Net interest income in the Community Banking segment increased 2% to $16.1 million in the fourth quarter of 2019 from $15.7 million in the fourth quarter of 2018.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net interest income	$16,080	$16,000	$15,633	$15,488	$15,719
Provision (benefit) for loan losses	(150)	(2,075)	300	750	(200)
Other operating income	3,347	2,944	3,619	3,235	3,199
Compensation expense, net RML acquisition payments	468	—	—	—	—
Other operating expense	14,765	13,126	14,111	12,518	13,637
Income before provision for income taxes	4,344	7,893	4,841	5,455	5,481
Provision for income taxes	719	1,550	984	1,155	824
Net income	$3,625	$6,343	$3,857	$4,300	$4,657
Average diluted shares	6,647,510	6,707,523	6,896,687	6,981,951	6,990,319
Diluted earnings per share	$0.55	$0.93	$0.56	$0.62	$0.66

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Net interest income	$63,201	$59,727
(Benefit) provision for loan losses	(1,175)	(500)
Other operating income	13,145	11,323
Compensation expense, net RML acquisition payments	468	—
Other operating expense	54,520	49,956
Income before provision for income taxes	22,533	21,594
Provision for income taxes	4,408	3,361
Net income	$18,125	$18,233
Average diluted shares	6,808,209	6,981,557
Diluted earnings per share	$2.66	$2.60

Home Mortgage Lending

“With the decrease in mortgage rates, demand for mortgage loans picked up substantially in the second half of the year. While a large part of the mortgage demand is due to an increase in refinancing as a result of lower mortgage rates, purchase activity was also up, increasing 7% year over year,” said Ballard. During the fourth quarter of 2019, mortgage loan volume totaled $181.1 million, of which 70% was for new home purchases, compared to $241.8 million and 67% of loans funded in the third quarter of 2019 and $114.0 million of which 90% were for new home purchases in the fourth quarter of 2018.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, generated continued growth during the quarter,” added Ballard. As of December 31, 2019, Northrim serviced 2,643 loans in its $659.0 million home-mortgage-servicing portfolio, which is an 18% increase from the $557.6 million serviced a year ago. Mortgage servicing revenue contributed $1.7 million to revenues in the fourth quarter of 2019 compared to $1.6 million in the third quarter of 2019 and $1.5 million in the fourth quarter of 2018. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights, which is driven by interest rate volatility and fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $321,000 for the fourth quarter of 2019, compared to a decrease of $662,000 for the third quarter of 2019 and an increase of $145,000 for the fourth quarter of 2018. For the full year 2019, the change in fair value of mortgage servicing rights was a decrease of $2.6 million as compared to a decrease of $127,000 for 2018.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Mortgage commitments	$48,796	$86,044	$107,330	$66,319	$44,999
Mortgage loans funded for sale	$181,102	$241,795	$168,953	$92,447	$113,963
Mortgage loan refinances to total fundings	30%	33%	18%	16%	10%
Mortgage loans serviced for others	$659,048	$634,059	$598,415	$586,595	$557,583

Net realized gains on mortgage loans sold	$5,215	$6,768	$4,903	$2,927	$3,156
Change in fair value of mortgage loan commitments, net	(455)	(535)	655	356	(442)
Total production revenue	4,760	6,233	5,558	3,283	2,714
Mortgage servicing revenue	1,679	1,649	1,119	1,668	1,526
Change in fair value of mortgage servicing rights, net[1]	(321)	(662)	(950)	(674)	145
Total mortgage servicing revenue, net	1,358	987	169	994	1,671
Other mortgage banking revenue	270	345	223	21	134
Total mortgage banking income	$6,388	$7,565	$5,950	$4,298	$4,519

Net interest income	$330	$306	$324	$281	$418
Mortgage banking income	6,388	7,565	5,950	4,298	4,519
Other operating expense	5,382	6,198	5,708	4,562	4,663
Income before provision for income taxes	1,336	1,673	566	17	274
Provision for income taxes	381	478	162	5	83
Net income	$955	$1,195	$404	$12	$191

Average diluted shares	6,647,510	6,707,523	6,896,687	6,981,951	6,990,319
Diluted earnings per share	$0.14	$0.18	$0.06	$—	$0.03
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2019	December 31, 2018
Mortgage loans funded for sale	$684,297	$527,516
Mortgage loan refinances to total fundings	26%	11%

Net realized gains on mortgage loans sold	$19,813	$14,822
Change in fair value of mortgage loan commitments, net	21	(160)
Total production revenue	19,834	14,662
Mortgage servicing revenue	6,115	5,541
Change in fair value of mortgage servicing rights, net[1]	(2,607)	(127)
Total mortgage servicing revenue, net	3,508	5,414
Other mortgage banking revenue	859	768
Total mortgage banking income	$24,201	$20,844

Net interest income	$1,241	$1,481
Mortgage banking income	24,201	20,844
Other operating expense	21,850	19,844
Income before provision for income taxes	3,592	2,481
Provision for income taxes	1,026	710
Net income	$2,566	$1,771

Average diluted shares	6,808,209	6,981,557
Diluted earnings per share	$0.38	$0.26
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $1.64 billion at December 31, 2019, up 2% from the preceding quarter and up 9% from a year ago. Northrim’s loan-to-deposit ratio was 76% at December 31, 2019, down from 77% at September 30, 2019 and 80% at December 31, 2018.

Average interest-earning assets were $1.45 billion in the fourth quarter of 2019, up 3% from $1.41 billion in the third quarter of 2019 and up 7% from $1.36 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 4.97% in the fourth quarter of 2019, down from 5.08% in both the preceding quarter and in the fourth quarter a year ago.

Average investment securities increased 10% to $279.8 million in the fourth quarter of 2019, compared to $253.4 million in the third quarter of 2019 and decreased from $280.8 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.65% for the fourth quarter of 2019, down from 2.73% in the preceding quarter and up from 2.51% a year ago. The average estimated duration of the investment portfolio at December 31, 2019 was 18 months.

Loan originations more than offset the rate of repayments that results from the short duration of the loan portfolio. At December 31, 2019, commercial loans remained at 39% of total loans, while commercial real estate decreased slightly to 47% of total loans and construction loans increased slightly to 10% of total loans, compared to three months earlier. Portfolio loans were $1.04 billion at December 31, 2019, up slightly from the preceding quarter and up 6% from a year ago. Average portfolio loans in the fourth quarter of 2019 were $1.03 billion, up 1% from the preceding quarter and

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up 5% from a year ago. Yields on average portfolio loans in the fourth quarter of 2019 increased to 5.94% from 5.92% in the third quarter of 2019 and decreased compared to 5.98% in the fourth quarter of 2018.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at December 31, 2019, represented 88% of total deposits. At December 31, 2019, total deposits were $1.37 billion, up 2% from $1.35 billion at September 30, 2019, and up 12% from $1.23 billion a year ago. Average interest-bearing deposits were up 5% to $910.4 million with an average cost of 0.65% in the fourth quarter of 2019, compared to $870.4 million and an average cost of 0.62% in the third quarter of 2019, and up 14% compared to $796.4 million and an average cost of 0.45% in the fourth quarter of 2018.

“We added several bankers over the past year with strong lending expertise and community and business relationships. These lenders, retail bankers and commercial cash managers are targeting new deposits and providing customers with complete banking solutions,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “We also continued to improve our deposit product offerings and services for our customers, which is helping to grow our banking relationships.”

Shareholders’ equity was $207.1 million, or $31.58 per share, at December 31, 2019, compared to $204.0 million, or $31.20 per share, at September 30, 2019 and $205.9 million, or $29.92 per share, a year ago. Tangible book value per share* was $29.12 at December 31, 2019, up from $28.74 at September 30, 2019, and $27.57 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.38% at December 31, 2019, compared to 14.57% at September 30, 2019 and 15.47% at December 31, 2018.

Earlier this year, the Company completed its currently authorized share repurchase program, buying 192,193 shares of its common stock in the third quarter of 2019 at an average price of $37.29 per share, 149,373 shares of its common stock in the second quarter of 2019 at an average price of $34.79 per share, and 6,110 shares of its common stock in the first quarter of 2019 at an average price of $33.58 per share. “We continue to look at our share repurchase program, as well as our dividend program, to provide value to our shareholders,” said Ballard.

Asset Quality

“A highlight of the year was the overall improvement in asset quality,” said Ballard. “Net loan recoveries totaled $101,000 for the fourth quarter of 2019, and all credit quality metrics improved compared to three months earlier.”

Nonperforming assets ("NPAs") net of government guarantees improved to $19.9 million at December 31, 2019, compared to $21.5 million at September 30, 2019, and $22.6 million at December 31, 2018. Of the NPAs, $11.4 million, or 74% are nonaccrual loans related to six commercial relationships. Two of these relationships, which totaled $5.3 million at the end of the fourth quarter of 2019, are businesses in the medical industry.

Net adversely classified loans improved to $22.3 million at December 31, 2019 as compared to $24.2 million at September 30, 2019, and $27.2 million a year ago. Loan recoveries were greater than loan charge-offs in the fourth quarter by $101,000, compared to $694,000 in net loan recoveries in the third quarter of 2019, and net loan charge-offs of $441,000 in the fourth quarter a year ago. For the year, net loan recoveries were $744,000, compared to net loan charge-offs of $1.4 million in 2018. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2019, $16.7 million, or 75% of net adversely classified loans are attributable to eight relationships with four loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at the end of the fourth quarter of 2019 were $1.4 million, down from $1.5 million in the preceding quarter and from $3.4 million a year ago. The decrease in the fourth quarter of 2019 compared to the year ago quarter is primarily due to the repayment of one relationship. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term

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extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

As of December 31, 2019, Northrim estimates that $79.2 million, or approximately 8% of portfolio loans had direct exposure to the oil and gas industry in Alaska, and $3.1 million of these loans are adversely classified. As of December 31, 2019, Northrim has an additional $31.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://platform.marketintelligence.spglobal.com

http://almis.labor.state.ak.us/

https://www.bea.gov/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://www.mba.org/

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Interest Income:
Interest and fees on loans	$15,957	$15,863	$15,251	$62,150	$57,542
Interest on portfolio investments	1,774	1,661	1,662	7,011	5,829
Interest on deposits in banks	331	313	294	922	806
Total interest income	18,062	17,837	17,207	70,083	64,177
Interest Expense:
Interest expense on deposits	1,484	1,365	894	4,961	2,307
Interest expense on borrowings	168	166	176	680	662
Total interest expense	1,652	1,531	1,070	5,641	2,969
Net interest income	16,410	16,306	16,137	64,442	61,208

Provision (benefit) for loan losses	(150)	(2,075)	(200)	(1,175)	(500)
Net interest income after provision (benefit) for
loan losses	16,560	18,381	16,337	65,617	61,708

Other Operating Income:
Mortgage banking income	6,388	7,565	4,519	24,201	20,844
Purchased receivable income	916	709	781	3,271	3,255
Bankcard fees	762	820	755	2,976	2,811
Service charges on deposit accounts	333	398	371	1,557	1,508
Interest rate swap income	230	—	14	964	84
Commercial servicing revenue	316	126	1,134	624	1,422
Gain (loss) on marketable equity securities	129	130	(490)	911	(625)
Gain on sale of securities	—	—	—	23	—
Other income	661	761	634	2,819	2,868
Total other operating income	9,735	10,509	7,718	37,346	32,167

Other Operating Expense:
Salaries and other personnel expense	13,884	13,186	11,442	51,317	44,650
Data processing expense	1,804	1,849	1,661	7,128	6,035
Occupancy expense	1,618	1,576	1,729	6,607	6,136
Marketing expense	764	357	857	2,373	2,318
Professional and outside services	681	610	673	2,531	2,453
Compensation expense RML acquisition payments, net	468	—	—	468	—
Intangible asset amortization expense	15	15	17	60	70
Impairment of equity method investment	—	—	—	—	804
OREO expense, net rental income and gains on sale	(7)	(31)	101	(193)	258
Insurance expense	(35)	102	217	557	862
Other operating expense	1,423	1,660	1,603	5,990	6,214
Total other operating expense	20,615	19,324	18,300	76,838	69,800

Income before provision for income taxes	5,680	9,566	5,755	26,125	24,075
Provision for income taxes	1,100	2,028	907	5,434	4,071
Net income	$4,580	$7,538	$4,848	$20,691	$20,004

Basic EPS	$0.70	$1.13	$0.70	$3.08	$2.91
Diluted EPS	$0.69	$1.11	$0.69	$3.04	$2.86
Average basic shares	6,552,471	6,604,044	6,888,762	6,708,622	6,877,573
Average diluted shares	6,647,510	6,707,523	6,990,319	6,808,209	6,981,557

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2019	2019	2018

Assets:
Cash and due from banks	$20,518	$45,381	$26,771
Interest bearing deposits in other banks	74,906	46,807	50,767
Investment securities available for sale	276,138	257,270	271,610
Marketable equity securities	7,945	8,045	7,265
Investment in Federal Home Loan Bank stock	2,138	2,140	2,101
Loans held for sale	67,834	81,942	34,710
Portfolio loans	1,043,371	1,036,547	984,346
Allowance for loan losses	(19,088)	(19,137)	(19,519)
Net portfolio loans	1,024,283	1,017,410	964,827
Purchased receivables, net	24,373	13,673	14,406
Mortgage servicing rights	11,920	11,206	10,821
Other real estate owned, net	7,043	7,043	7,962
Premises and equipment, net	38,422	38,556	39,090
Lease right of use asset	14,306	14,307	—
Goodwill and intangible assets	16,094	16,109	16,154
Other assets	58,076	56,742	56,504
Total assets	$1,643,996	$1,616,631	$1,502,988

Liabilities:
Demand deposits	$451,896	$460,327	$420,988
Interest-bearing demand	320,264	292,198	248,056
Savings deposits	229,918	228,739	239,054
Money market deposits	205,801	214,352	206,717
Time deposits	164,472	155,413	113,273
Total deposits	1,372,351	1,351,029	1,228,088
Securities sold under repurchase agreements	—	—	34,278
Other borrowings	8,891	8,933	7,241
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	14,229	14,224	—
Other liabilities	31,098	28,096	17,124
Total liabilities	1,436,879	1,412,592	1,297,041

Shareholders' Equity:
Total shareholders' equity	207,117	204,039	205,947
Total liabilities and shareholders' equity	$1,643,996	$1,616,631	$1,502,988

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	December 31, 2019		September 30, 2019		December 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$57,480	20.2%	$65,303	24.6%	$54,863	19.7%
U.S. Agency securities	154,372	54.4%	123,197	46.5%	153,997	55.1%
Corporate securities	35,066	12.3%	42,460	16.0%	39,780	14.3%
Marketable equity securities	7,945	2.8%	8,045	3.0%	7,265	2.6%
Collateralized loan obligations	25,923	9.1%	22,930	8.6%	13,886	5.0%
Alaska municipality, utility, or state bonds	3,297	1.2%	3,230	1.2%	4,710	1.7%
Other municipality, utility, or state bonds	—	—%	150	0.1%	4,374	1.6%
Total portfolio investments	$284,083		$265,315		$278,875

Composition of Portfolio Loans
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$412,690	39%	$398,231	39%	$387,257	38%	$344,164	35%	$342,420	35%
CRE owner occupied loans	138,891	13%	127,045	12%	126,991	12%	130,141	13%	126,414	13%
CRE nonowner occupied loans	355,466	34%	377,311	36%	367,703	36%	360,071	37%	367,759	37%
Construction loans	100,626	10%	98,716	9%	97,837	10%	109,404	11%	109,367	11%
Consumer loans	40,783	4%	39,868	4%	40,234	4%	42,861	4%	42,873	4%
Subtotal	1,048,456		1,041,171		1,020,022		986,641		988,833
Unearned loan fees, net	(5,085)		(4,624)		(4,318)		(4,300)		(4,487)
Total portfolio loans	$1,043,371		$1,036,547		$1,015,704		$982,341		$984,346

Composition of Deposits
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$451,896	33%	$460,327	33%	$435,425	34%	$417,068	34%	$420,988	35%
Interest-bearing demand	320,264	23%	292,198	22%	285,664	22%	247,630	20%	248,056	20%
Savings deposits	229,918	17%	228,739	17%	232,190	18%	237,510	19%	239,054	19%
Money market deposits	205,801	15%	214,352	16%	204,151	16%	204,567	17%	206,717	17%
Time deposits	164,472	12%	155,413	12%	130,748	10%	121,273	10%	113,273	9%
Total deposits	$1,372,351		$1,351,029		$1,288,178		$1,228,048		$1,228,088

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
15 of 21

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	December 31,	September 30,	December 31,
	2019	2019	2018
Nonaccrual loans	$15,356	$17,442	$15,210
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	15,356	17,442	15,210
Nonperforming loans guaranteed by government	(1,405)	(1,935)	(516)
Net nonperforming loans	13,951	15,507	14,694
Other real estate owned	7,043	7,043	7,962
Repossessed assets	231	231	1,242
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$19,946	$21,502	$22,619
Nonperforming loans / portfolio loans, net of government guarantees	1.34%	1.50%	1.49%
Nonperforming assets / total assets, net of government guarantees	1.21%	1.33%	1.50%

Performing restructured loans	$1,448	$1,498	$3,413
Nonperforming loans plus performing restructured loans, net of government
guarantees	$15,399	$17,005	$18,107
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.48%	1.64%	1.84%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.30%	1.42%	1.73%

Adversely classified loans, net of government guarantees	$22,330	$24,199	$27,217
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.15%	0.12%	0.36%

Allowance for loan losses / portfolio loans	1.83%	1.85%	1.98%
Allowance for loan losses / nonperforming loans, net of government guarantees	137%	123%	133%

Gross loan charge-offs for the quarter	$11	$29	$713
Gross loan recoveries for the quarter	($112)	($723)	($272)
Net loan (recoveries) charge-offs for the quarter	($101)	($694)	$441
Net loan (recoveries) charge-offs year-to-date	($744)	($643)	$1,442
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	(0.01)%	(0.07)%	0.04%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	(0.07)%	(0.09)%	0.15%

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
16 of 21

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at September 30, 2019	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at December 31, 2019
Commercial loans	$10,868	$245	($1,960)	$—	$—	$—	$—	$9,153
Commercial real estate	4,974	232	(541)	—	—	—	—	4,665
Construction loans	1,473	—	(124)	—	—	—	—	1,349
Consumer loans	127	79	(6)	(11)	—	—	—	189
Non-performing loans guaranteed by government	(1,935)	—	530	—	—	—	—	(1,405)
Total non-performing loans	15,507	556	(2,101)	(11)	—	—	—	13,951
Other real estate owned	7,043	—	—	—	—	—	—	7,043
Repossessed assets	231	—	—	—	—	—	—	231
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$21,502	$556	($2,101)	($11)	$—	$—	$—	$19,946

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Charge-offs:
Remediation services	$—	$—	$—	$89	$—
Transportation and warehousing	—	—	—	—	362
Retail sales	—	22	—	—	—
Excavation and construction	—	—	—	20	320
Health care and social assistance	—	—	64	—	—
Consumer	11	7	4	—	31
Total charge-offs	$11	$29	$68	$109	$713

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
17 of 21

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2019		September 30, 2019		December 31, 2018
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$79,076	1.64%	$58,754	2.08%	$51,441	2.23%
Portfolio investments	279,841	2.65%	253,364	2.73%	280,831	2.51%
Loans held for sale	68,111	3.76%	74,181	3.79%	46,230	4.59%
Portfolio loans	1,027,728	5.94%	1,020,186	5.92%	981,407	5.98%
Total interest-earning assets	1,454,756	4.97%	1,406,485	5.08%	1,359,909	5.08%
Nonearning assets	176,871		169,907		149,695
Total assets	$1,631,627		$1,576,392		$1,509,604

Liabilities and Shareholders' Equity
Interest-bearing deposits	$910,402	0.65%	$870,369	0.62%	$796,362	0.45%
Borrowings	19,226	3.42%	19,749	3.27%	52,400	1.32%
Total interest-bearing liabilities	929,628	0.70%	890,118	0.68%	848,762	0.50%

Noninterest-bearing demand deposits	451,384		437,426		437,116
Other liabilities	42,650		41,946		16,886
Shareholders' equity	207,965		206,902		206,840
Total liabilities and shareholders' equity	$1,631,627		$1,576,392		$1,509,604
Net spread		4.27%		4.40%		4.58%
NIM		4.48%		4.60%		4.71%
NIMTE*		4.52%		4.65%		4.76%
Average portfolio loans to average
interest-earning assets	70.65%		72.53%		72.17%
Average portfolio loans to average total deposits	75.47%		78.01%		79.56%
Average non-interest deposits to average
total deposits	33.15%		33.45%		35.44%
Average interest-earning assets to average
interest-bearing liabilities	156.49%		158.01%		160.22%

The components of the change in NIMTE* are detailed in the table below:

	4Q19 vs. 3Q19	4Q19 vs. 4Q18
Nonaccrual interest adjustments	0.04%	0.03%
Interest rates and loan fees	(0.09)%	(0.24)%
Volume and mix of interest-earning assets and liabilities	(0.08)%	(0.03)%
Change in NIMTE*	(0.13)%	(0.24)%

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
18 of 21

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2019		December 31, 2018
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$46,404	1.96%	$42,386	1.88%
Portfolio investments	273,711	2.68%	286,426	2.17%
Loans held for sale	56,344	3.96%	46,089	4.37%
Portfolio loans	1,010,098	5.96%	971,548	5.74%
Total interest-earning assets	1,386,557	5.11%	1,346,449	4.82%
Nonearning assets	169,150		146,936
Total assets	$1,555,707		$1,493,385

Liabilities and Shareholders' Equity
Interest-bearing deposits	$850,202	0.58%	$809,808	0.28%
Borrowings	33,730	1.98%	47,570	1.37%
Total interest-bearing liabilities	883,932	0.64%	857,378	0.35%

Noninterest-bearing demand deposits	426,205		417,464
Other liabilities	36,968		17,521
Shareholders' equity	208,602		201,022
Total liabilities and shareholders' equity	$1,555,707		$1,493,385
Net spread		4.47%		4.47%
NIM		4.65%		4.55%
NIMTE*		4.70%		4.60%
Average portfolio loans to average interest-earning assets	72.85%		72.16%
Average portfolio loans to average total deposits	79.14%		79.16%
Average non-interest deposits to average total deposits	33.39%		34.02%
Average interest-earning assets to average interest-bearing liabilities	156.86%		157.04%

The components of the change in NIMTE* are detailed in the table below:

YTD19 vs.YTD18
Nonaccrual interest adjustments	0.01%
Interest rates and loan fees	0.05%
Volume and mix of interest-earning assets and liabilities	0.04%
Change in NIMTE*	0.10%

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
19 of 21

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2019	September 30, 2019	December 31, 2018
Book value per share	$31.58	$31.20	$29.92
Tangible book value per share*	$29.12	$28.74	$27.57
Total shareholders' equity/total assets	12.60%	12.62%	13.70%
Tangible Common Equity/Tangible Assets*	11.73%	11.74%	12.76%
Tier 1 Capital / Risk Adjusted Assets	14.38%	14.57%	15.47%
Total Capital / Risk Adjusted Assets	15.63%	15.82%	16.73%
Tier 1 Capital / Average Assets	12.41%	12.68%	13.40%
Shares outstanding	6,558,809	6,539,796	6,883,216
Unrealized gain (loss) on AFS debt securities, net of income taxes	$965	$930	($1,127)
Unrealized gain (loss) on derivatives and hedging activities	($534)	($1,064)	$607

Profitability Ratios
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
For the quarter:
NIM	4.48%	4.60%	4.71%	4.83%	4.71%
NIMTE*	4.52%	4.65%	4.77%	4.89%	4.76%
Efficiency ratio	78.79%	72.01%	77.58%	73.23%	76.64%
Return on average assets	1.11%	1.90%	1.12%	1.18%	1.27%
Return on average equity	8.74%	14.45%	8.13%	8.36%	9.30%

	December 31, 2019	December 31, 2018
Year-to-date:
NIM	4.65%	4.55%
NIMTE*	4.70%	4.60%
Efficiency ratio	75.43%	74.68%
Return on average assets	1.33%	1.34%
Return on average equity	9.92%	9.95%

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
20 of 21

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2019 and 2018, respectively. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net interest income	$16,410	$16,306	$15,957	$15,769	$16,137
Divided by average interest-bearing assets	1,454,756	1,406,485	1,358,599	1,324,741	1,359,909
Net interest margin ("NIM")[2]	4.48%	4.60%	4.71%	4.83%	4.71%

Net interest income	$16,410	$16,306	$15,957	$15,769	$16,137
Plus: reduction in tax expense related to
tax-exempt interest income	180	163	191	188	196
	$16,590	$16,469	$16,148	$15,957	$16,333
Divided by average interest-bearing assets	1,454,756	1,406,485	1,358,599	1,324,741	1,359,909
NIMTE[2]	4.52%	4.65%	4.77%	4.89%	4.76%

	Year-to-date
	December 31, 2019	December 31, 2018
Net interest income	$64,442	$61,208
Divided by average interest-bearing assets	1,386,557	1,346,449
Net interest margin ("NIM")[3]	4.65%	4.55%

Net interest income	$64,442	$61,208
Plus: reduction in tax expense related to
tax-exempt interest income	722	726
	$65,164	$61,934
Divided by average interest-bearing assets	1,386,557	1,346,449
NIMTE[3]	4.70%	4.60%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2019 and 2018.

3Calculated using actual days in the year divided by 365 for year-to-date periods in 2019 and 2018.

Northrim BanCorp Earns $4.6 Million, or $0.69 per Diluted Share in 4Q19
January 27, 2020
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*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Total shareholders' equity	$207,117	$204,039	$206,338	$208,838	$205,947
Divided by shares outstanding	6,559	6,540	6,729	6,879	6,883
Book value per share	$31.58	$31.20	$30.66	$30.36	$29.92

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Total shareholders' equity	$207,117	$204,039	$206,338	$208,838	$205,947
Less: goodwill and intangible assets	16,094	16,109	16,124	16,139	16,154
	$191,023	$187,930	$190,214	$192,699	$189,793
Divided by shares outstanding	6,559	6,540	6,729	6,879	6,883
Tangible book value per share	$29.12	$28.74	$28.27	$28.01	$27.57

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Total shareholders' equity	$207,117	$204,039	$206,338	$208,838	$205,947
Total assets	1,643,996	1,616,631	1,552,770	1,520,051	1,502,988
Total shareholders' equity to total assets	12.60%	12.62%	13.29%	13.74%	13.70%

Northrim BanCorp, Inc.	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total shareholders' equity	$207,117	$204,039	$206,338	$208,838	$205,947
Less: goodwill and other intangible assets, net	16,094	16,109	16,124	16,139	16,154
Tangible common shareholders' equity	$191,023	$187,930	$190,214	$192,699	$189,793

Total assets	$1,643,996	$1,616,631	$1,552,770	$1,520,051	$1,502,988
Less: goodwill and other intangible assets, net	16,094	16,109	16,124	16,139	16,154
Tangible assets	$1,627,902	$1,600,522	$1,536,646	$1,503,912	$1,486,834
Tangible common equity ratio	11.73%	11.74%	12.38%	12.81%	12.76%

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Note Transmitted on GlobeNewswire on January 27, 2020, at 12:15 pm Alaska Standard Time.